Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 11, 2021, in the Registration Statement (Form S-1) and related Prospectus of Sonendo, Inc. dated October 8, 2021 for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Irvine, California

October 8, 2021